Exhibit 99.1

Eyenovia Provides Updates on Potential Merger with Betaliq and Development of the Optejet User Filled Device (UFD), and Reports First Quarter 2025 Financial Results

Eyenovia and Betaliq continue to negotiate a binding merger agreement consistent with the previously announced signed Letter of Intent

Reports continued progress on the development of the user-filled Optejet, and remains on track to file for U.S. device regulatory approval in September 2025

Reduced ongoing cash burn by approximately 70% versus prior year and improved debt repayment terms

LAGUNA HILLS, CA—May 19, 2025—Eyenovia, Inc. (NASDAQ: EYEN), an ophthalmic technology company developing the proprietary Optejet® topical ophthalmic medication dispensing platform, today provided updates on its potential merger with Betaliq and the ongoing development of its novel Optejet user filled device (UFD), and reported financial results for the first quarter ended March 31, 2025.

Potential Merger with Betaliq

Negotiations continue towards a binding merger agreement with Betaliq, a clinical-stage private pharmaceutical company focused on glaucoma with access to Eyesol®, a non-aqueous technology that may address many of the needs of these patients. We have agreed to extend the binding exclusivity period set forth in the Letter of Intent until June 7, 2025, to allow more time to complete and execute the anticipated merger agreement.

Development of the Optejet UFD

Progress in the development of the Optejet user-filled device (UFD) continues and remains on track to file for U.S. regulatory approval in September of this year. An approval would provide for potential multiple commercial opportunities either directly with consumers or through eye care practitioner offices as well as potential and existing license partners, including Arctic Vision in China and Korea.

First Quarter 2025 Financials

A broad restructuring of the company was implemented, reducing overall cash burn by approximately 70% versus one year ago and entering into a debt restructuring agreement earlier this year which defers certain repayment obligations until October 2025.

Michael Rowe, Chief Executive Officer, commented, “We remain focused on seeking to maximize shareholder value by working to complete a definitive merger agreement with Betaliq that, if and when completed, will create a new eyecare company with immediate revenue through the sale of our existing FDA-approved products and significant pipeline opportunities that we believe leverage complementary FDA-approved technologies, including our Optejet® platform.”

“At the same time, our engineering team continues to advance the development of our user-filled Optejet, which, if approved, would have the potential to address many of the shortcomings of traditional eyedrops, most notably ease of use and reduced waste. We look forward to submitting an application for device regulatory approval in September of this year and introducing this novel device that can deliver an enhanced experience across a broad range of uses.”

“In addition to these strategic initiatives, we took important measures over the past several months to reduce expenses, strengthen our balance sheet, and extend our cash runway. Perhaps the most notable of these is our entry into a debt restructuring agreement with Avenue Capital, which continues to be very supportive as we work toward finalizing a merger agreement with Betaliq. We look forward to the completion of this potential merger and believe we have set the stage for multiple value inflection points this year,” Mr. Rowe concluded.

First Quarter 2025 Financial Review

For the first quarter of 2025, net loss was $3.5 million, or $1.59 per share. This compares to a net loss of $10.9 million, or $18.75 per share, for the first quarter of 2024.

Research and development expenses totaled $0.7 million for the first quarter of 2025, compared to $4.4 million for the first quarter of 2024, a decrease of 85%.

For the first quarter of 2025, general and administrative expenses were $2.4 million, compared to $3.6 million for the first quarter of 2024, a decrease of 35%.

Total operating expenses for the first quarter of 2025 were $3.0 million, compared to $10.1 million for the first quarter of 2024. This represents a decrease of 70%.

As of March 31, 2025, the Company’s unrestricted cash and cash equivalents were $3.9 million, as compared to $2.1 million in unrestricted and restricted cash as of December 31, 2024.

About Eyenovia, Inc.

Eyenovia, Inc. is an ophthalmic technology company developing and commercializing advanced products leveraging its proprietary Optejet topical ophthalmic medication dispensing platform. The Optejet is especially useful in chronic front-of-the-eye diseases due to its ease of use, enhanced safety and tolerability, and potential for superior compliance versus standard eye drops. Together, these benefits may combine to produce better treatment options and outcomes for patients and providers. The Company’s current commercial portfolio includes clobetasol propionate ophthalmic suspension, 0.05%, for post-surgical pain and inflammation, and Mydcombi® for mydriasis. For more information, please visit Eyenovia.com.

Forward Looking Statements

Except for historical information, all the statements, expectations and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to the potential transaction with Betaliq, our future activities or other future events or conditions, including those relating to the completion of due diligence on and a definitive transaction agreement with Betaliq, the estimated market opportunities for our platform technology, the timing for sales growth of our approved products, and the outcome of the process to explore strategic alternatives to maximize shareholder value. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the U.S. Securities and Exchange Commission.

In addition, such statements could be affected by risks and uncertainties related to, among other things: the risk that the proposed transaction with Betaliq does not proceed; risks of our clinical trials, including, but not limited to, the potential advantages of our products, and platform technology; the rate and degree of market acceptance and clinical utility of our products; our estimates regarding the potential market opportunity for our products; reliance on third parties to develop and commercialize our products; the ability of us and our partners to timely develop, implement and maintain manufacturing, commercialization and marketing capabilities and strategies for our products; intellectual property risks; changes in legal, regulatory, legislative and geopolitical environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products and product candidates; our competitive position; and our ability to raise additional funds and to make payments on our debt obligations as and when necessary.

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Eyenovia does not undertake any obligation to update any forward-looking statements.

Eyenovia Contact:
Eyenovia, Inc.
Norbert Lowe
nlowe@eyenovia.com

Eyenovia Investor Contact:
Eric Ribner
LifeSci Advisors, LLC
eric@lifesciadvisors.com
(646) 751-4363

EYENOVIA, INC.

Condensed Balance Sheets

	March 31,	December 31,
	2025	2024
	(unaudited)
Assets

Current Assets
Cash and cash equivalents	$3,934,966	$2,121,463
License fee and expense reimbursements receivable	25,787	24,827
Security deposits, current	14,968	14,968
Prepaid expenses and other current assets	1,183,262	605,941

Total Current Assets	5,158,983	2,767,199

Security deposits, non-current	182,200	182,200
Operating lease right-of-use asset	642,770	718,360
		-
Total Assets	$5,983,953	$3,667,759

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$1,199,961	$2,199,768
Accrued compensation	109,934	144,161
Accrued expenses and other current liabilities	3,241,554	3,178,513
Operating lease liabilities - current portion	542,561	575,163
Notes payable - current portion, net of debt discount of $56,954
and $527,870 as of March 31, 2025 and December 31, 2024, respectively	729,999	5,212,532
Convertible notes payable - current portion, net of debt discount of $723,725
and $263,930 as of March 31, 2025 and December 31, 2024, respectively	9,276,275	4,736,070

Total Current Liabilities	15,100,284	16,046,207

Operating lease liabilities - non-current portion	597,670	717,504

Total Liabilities	15,697,954	16,763,711

Stockholders' Equity:
Preferred stock, $0.0001 par value, 6,000,000 shares authorized;
0 shares issued and outstanding as of March 31, 2025 and December 31, 2024
Common stock, $0.0001 par value, 300,000,000 shares authorized;
2,830,546 and 1,506,369 shares issued and outstanding
as of March 31, 2025 and December 31, 2024, respectively	283	151
Additional paid-in capital	189,079,241	182,213,889
Accumulated deficit	(198,793,525)	(195,309,992)

Total Stockholders' Equity	(9,714,001)	(13,095,952)

Total Liabilities and Stockholders' Equity	$5,983,953	$3,667,759

EYENOVIA, INC.

Condensed Statements of Operations

(unaudited)

	For the Three Months Ended
	March 31,
	2025	2024
Operating Income
Revenue	$14,720	$4,993
Cost of revenue	(48)	(203,027)
Gross Profit	14,672	(198,034)

Operating Expenses:
Research and development	673,043	4,431,601
Selling, general and administrative	2,372,322	3,637,189
Reacquisition of license rights	-	2,000,000
Total Operating Expenses	3,045,365	10,068,790
Loss From Operations	(3,030,693)	(10,266,824)

Other Income (Expense):
Other (expense) income, net	3,687	(97,558)
Gain on debt extinguishment	89,623	-
Interest expense	(581,499)	(678,658)
Interest income	35,349	120,939
Total Other Expense	(452,840)	(655,277)

Net Loss	$(3,483,533)	$(10,922,101)

Net Loss Per Share - Basic and Diluted	$(1.59)	$(18.75)

Shares Outstanding - Basic and Diluted	2,188,938	582,584